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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of February 22, 1999, by and among Control Devices, Inc., an Indiana corporation (the "COMPANY"), First Technology PLC, an English public limited company ("PARENT"), and First Technology Acquisition Corp., an Indiana corporation and an indirect wholly owned subsidiary of Parent ("PURCHASER").

                                    RECITALS

         A. The Board of Directors of the Company has determined that it is in the best interests of the Company and its Shareholders for Purchaser to acquire the Company on the terms and subject to the conditions set forth herein (the "ACQUISITION");

         B. As a first step in the Acquisition, the Company, Parent and Purchaser each desire that Parent cause Purchaser to commence a cash tender offer (the "OFFER") to purchase all of the Company's issued and outstanding common shares, no par value (the "SHARES") for $16.25 per Share (the "PER SHARE AMOUNT"), on the terms and subject to the conditions set forth in this Agreement;

         C. To complete the Acquisition, each of the Boards of Directors of the Company, Parent and Purchaser has approved this Agreement and the merger of Purchaser with and into the Company (the "MERGER"), wherein any issued and outstanding Shares not tendered and purchased by Purchaser pursuant to the Offer (other than Shares described in Section 2.6(b)) will be converted into the right to receive the Per Share Amount, on the terms and subject to the conditions of this Agreement and in accordance with the Indiana Business Corporation Law (the "IBCL");

         D. The Board of Directors of the Company (the "COMPANY BOARD") has unanimously resolved to recommend that the holders of the Shares
("SHAREHOLDERS") accept the Offer and the Merger and approve this Agreement and has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the Shareholders;

         E. The parties desire to make certain representations, warranties and covenants in connection with the Offer and the


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Merger and also to prescribe various conditions to the Offer and the Merger; and

         F. In order to induce Parent and Purchaser to enter into this Agreement, concurrently with the execution and delivery hereof, Parent, Purchaser, the Company and certain Shareholders, who on a combined basis beneficially own 18.8% of the outstanding Shares, are entering into a Shareholders Agreement, dated as of the date hereof (the "SHAREHOLDERS AGREEMENT") and Parent and certain Shareholders of the Company are entering into Subscription Agreements, dated as of the date hereof (the "SUBSCRIPTION AGREEMENTS").

         NOW THEREFORE, in consideration of the representations, warranties and covenants contained in this Agreement, the parties agree as follows:

                               I. THE TENDER OFFER

         1.1. THE OFFER. (a) Subject to the last sentence of this Section 1.1(a), as promptly as practicable (but in any event not later than five business days after the public announcement of the execution and delivery of this Agreement), Parent will cause Purchaser to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), the Offer whereby Purchaser will offer to purchase for cash all of the Shares at the Per Share Amount, net to the seller in cash (subject to reduction for any stock transfer taxes payable by the seller, if payment is to be made to a Person other than the Person in whose name the certificate for such Shares is registered, or any applicable federal back-up withholding), provided, however, that Parent may designate another direct or indirect subsidiary of Parent as the bidder thereunder (within the meaning of Rule 14d-1(c) under the Exchange Act, in which case references herein to Purchaser will be deemed to apply to such subsidiary, as applicable). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Per Share Amount will be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The obligation of Parent to cause Purchaser to commence the Offer, to consummate the Offer and to accept for payment and to pay for Shares validly


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tendered in the Offer and not validly withdrawn in accordance therewith will be subject to, and only to, those conditions set forth in Annex A hereto (the "OFFER CONDITIONS").

         (b) Without the prior written consent of the Company, Purchaser will not, and Parent will cause Purchaser not to, (i) decrease or change the form of the Per Share Amount, (ii) decrease the number of Shares sought in the Offer,
(iii) amend or waive the Minimum Condition (as defined in Annex A hereto) or impose conditions other than the Offer Conditions on the Offer, (iv) extend the expiration date of the Offer (the "EXPIRATION DATE") except (A) as required by Law and (B) that, in the event that any Offer Condition is not satisfied or waived at the time that the Expiration Date would otherwise occur, (1) Purchaser must extend the Expiration Date for an aggregate of 10 additional business days to the extent necessary to permit such condition to be satisfied and (2) Purchaser may, in its sole discretion, extend the Expiration Date for such period as it may determine to be appropriate (but not beyond the Outside Date), or (v) amend any term of the Offer in any manner materially adverse to the Shareholders (including without limitation amendments resulting in any extension which would be inconsistent with the preceding provisions of this sentence), provided, however, that (1) subject to applicable legal requirements, Parent may cause Purchaser to waive any Offer Condition, other than the Minimum Condition, in Parent's sole discretion, and (2) the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). Except as set forth above and subject to applicable legal requirements, Purchaser may amend the Offer or waive any Offer Condition in its sole discretion. Assuming the prior satisfaction or waiver of the Offer Conditions, Parent will cause Purchaser to accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date or any extension thereof.

         1.2. OFFER DOCUMENTS. (a) As soon as practicable on the date of commencement of the Offer, Parent and Purchaser will file or cause to be filed with the SEC a tender offer statement on Schedule 14D-1 ("SCHEDULE 14D-1") which will contain an offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "OFFER DOCUMENTS") and which Parent and Purchaser represent,


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warrant and covenant will comply in all material respects with the Exchange Act and other applicable Laws and will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and other applicable Laws; provided, however, that (i) no agreement or representation hereby is made or will be made by Parent or Purchaser with respect to information supplied by the Company in writing expressly for inclusion in, or information derived from the Company's public SEC filings which is incorporated by reference or included in, the Offer Documents (such supplied, derived, incorporated or included information, the "COMPANY SEC INFORMATION") and (ii) no representation, warranty or covenant is made or will be made herein by the Company with respect to information contained in the Offer Documents other than the Company SEC Information.

         (b) Parent, Purchaser and the Company will each promptly correct any information provided by them for use in the Offer Documents if and to the extent that it becomes false or misleading in any material respect and Parent and Purchaser will jointly and severally take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to the Shareholders, in each case as and to the extent required by applicable Law. In conducting the Offer, Parent and Purchaser will comply in all material respects with the provisions of the Exchange Act and other applicable Laws. Parent and Purchaser will endeavor to afford the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC.

         1.3. COMPANY ACTIONS. The Company hereby consents to the Offer and represents that (a) the Company Board (at a meeting duly called and held) has
(i) determined that this Agreement, the Offer and the Merger are fair to and in the best interests of the Company and its Shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) took all other action necessary to render the limitations on control share acquisitions and business combinations contained in Chapters 42 and 43 of the IBCL (or any similar provision) inapplicable to the transactions contemplated hereby, including the Offer and the Merger, (iv) amended the Company Rights Agreement as described in Section 3.22, and (v) resolved to recommend acceptance of the Offer by the Shareholders and adoption of this Agreement by the Shareholders and (b) Cleary


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Gull & Reiland Inc.(the "COMPANY FINANCIAL ADVISER") has delivered to the
Company Board the opinion described in Section 3.20. The Company will use its reasonable best efforts to cause the Company Financial Adviser to permit the inclusion of the opinion referred to in Section 3.20 in Schedule 14D-9 and the Proxy Statement and a reference to such opinion in the Offer Documents. The Company hereby consents to the inclusion in the Offer Documents of the recommendation referred to in this Section 1.3; provided, however, that the Company Board may withdraw, modify or change such recommendation to the extent, and only to the extent and on the conditions, specified in Section 5.2(b). The Company will file with the SEC simultaneously with the filing by Parent and Purchaser of the Schedule 14D-1, a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments and supplements thereto, "SCHEDULE 14D-9") containing such recommendations of the Company Board in favor of the Offer and the Merger. The Company represents, warrants and covenants to Parent and Purchaser that Schedule 14D-9 will comply in all material respects with the Exchange Act and any other applicable Laws and will contain (or will be amended in a timely manner so as to contain) all information that is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and other applicable Laws; provided, however, (i) that no representation, warranty or covenant is made or will be made herein by the Company with respect to information supplied by Parent or Purchaser expressly for inclusion in, or information derived from Parent's public SEC filings which is incorporated or included in, Schedule 14D-9 (the "PARENT SEC INFORMATION"), and (ii) no representation, warranty or covenant is made or will be made herein by Parent or Purchaser with respect to information contained in Schedule 14D-9 other than the Parent SEC Information (which Parent SEC Information will include the information furnished by Parent as contemplated by the next sentence). The Company will include in Schedule 14D-9 information urnished by Parent in writing concerning Parent's Designees as required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder and will use its reasonable best efforts to have
Schedule 14D-9 available for inclusion in the initial mailing (and any subsequent mailing) of the Offer Documents to the Shareholders. Each of the Company and Parent will promptly correct any information provided by it for use in Schedule 14D-9 if and to the extent that it becomes false or misleading in any material respect and the Company will further take all lawful action necessary to cause Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the Shareholders, in each case as and to the extent required by applicable Law.


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Parent and its counsel will be given a reasonable opportunity to review Schedule
14D-9 and any amendments thereto prior to the filing thereof with the SEC. In connection with the Offer, the Company will promptly furnish Parent with mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record Shareholders as of the latest practicable date and will furnish Parent such information and assistance (including updated lists of Shareholders, mailing labels and lists of security positions) as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial Shareholders. Subject to the requirements of applicable Law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Purchaser will, and will instruct each of their respective Affiliates, associates, partners, employees, agents and advisors to, hold in confidence the information contained in such labels, lists and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with its terms, will deliver promptly to the Company (or destroy and certify to the Company the destruction of) all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control.

         1.4. DIRECTORS. (a) Promptly upon the purchase of Shares by Purchaser pursuant to the Offer, and from time to time thereafter, (i) Parent will be entitled to designate such number of directors ("PARENT'S DESIGNEES"), rounded up to the next whole number, as will give Parent, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Company Board equal to the product of (A) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.4) and (B) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being, the "BOARD PERCENTAGE"); provided, however, that if the number of Shares purchased pursuant to the Offer equals or exceeds a majority of the outstanding Shares, the Board Percentage will in all events be a majority of the members of the Company Board, and (ii) the Company will, upon request by Parent, promptly satisfy the Board Percentage by (A) increasing the size of the Company Board or (B) using its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Parent's Designees to be elected to the Company Board, or both, and will use its reasonable best efforts to cause Parent's Designees


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promptly to be so elected, subject in all instances to compliance with Section
14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. At the request of Parent, the Company will take all lawful action necessary to effect any such election. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself, Parent's Designees and Parent's officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to be included in Schedule 14D-9. Notwithstanding the foregoing, at all times prior to the Effective Time, the Company Board will include at least two Continuing Directors.

         (b) Notwithstanding any other provision hereof, of the articles of incorporation or bylaws of the Company or of applicable Law to the contrary, following the election or appointment of Parent's Designees pursuant to this
Section 1.4 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, extension by the Company for the performance or waiver of the obligations or other acts of Parent or Purchaser hereunder or waiver by the Company of the Company's rights hereunder will require the affirmative vote of the majority of the Continuing Directors. For purposes of this Agreement, the term the "CONTINUING DIRECTORS" means at any time (i) those directors of the Company who are directors on the date hereof and who voted to approve this Agreement and (ii) such additional directors of the Company who are not affiliated with Parent, Purchaser or any of their affiliates and who are designated as "Continuing Directors" for purposes of this Agreement by a majority of the Continuing Directors in office at the time of such designation.

                                 II. THE MERGER

         2.1. THE MERGER. (a) On the terms and subject to the conditions of this Agreement, at the Effective Time, Purchaser will be merged with and into the Company in accordance with the applicable provisions of the IBCL, and the separate corporate existence of Purchaser will thereupon cease. The Company will be the surviving corporation in the Merger (as such, the "SURVIVING CORPORATION") in accordance with the IBCL.

         (b) The Merger will have the effects specified in Section 23-1-40-6 of the IBCL.

         2.2. THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place at


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the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New
York, at 10:00 a.m., local time, on the first business day after the date on which the last of the conditions (excluding conditions that by their terms cannot be satisfied until the Closing Date) set forth in Article VI is satisfied or waived in accordance herewith, or at such other place, time or date as the parties may agree. The date on which the Closing occurs is hereinafter referred" to as the "CLOSING DATE."

         2.3. EFFECTIVE TIME. On the Closing Date or as soon as practicable following the date on which the last of the conditions set forth in Article VI is satisfied or waived in accordance herewith, Purchaser and the Company will cause articles of merger to be filed with the Secretary of State of the State of Indiana as provided in Section 23-1-40-5 of the IBCL. Upon completion of such filing, the Merger will become effective in accordance with the IBCL. The time and date on which the Merger becomes effective is herein referred to as the "EFFECTIVE TIME." Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company will become the debts liabilities and duties of the Surviving Corporation.

         2.4. ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION.
(a) The articles of incorporation of the Surviving Corporation to be in effect from and after the Effective Time until amended in accordance with their terms and the IBCL will be the articles of incorporation of Purchaser immediately prior to the Effective Time (in the form attached hereto as Exhibit A).

         (b) The bylaws of the Surviving Corporation to be in effect from and after the Effective Time until amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and the IBCL will be the bylaws of Purchaser immediately prior to the Effective Time.

         2.5. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. (a) The members of the initial Board of Directors of the Surviving Corporation will be the members of the Board of Directors of Purchaser immediately prior to the Effective Time. All of the members of the Board of Directors of the Surviving Corporation will serve until their successors are duly elected or appointed and qualified or until their earlier death, resignation


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or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

         (b) The officers of the Surviving Corporation will consist of the officers of the Company immediately prior to the Effective Time. Such Persons will continue as officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

         2.6. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holder of any of the following securities:

         (a) CONVERSION OF SHARES. Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.6(b)) and any Shares issuable upon exercise of any option, conversion or other right to acquire Shares existing immediately prior to the Effective Time (collectively, "RIGHTS") will be canceled and extinguished and be converted into the right to receive the Per Share Amount, or such higher per Share amount as is paid in the Offer, in cash payable to the holder thereof, without interest (the "MERGER CONSIDERATION"), in accordance with Section 2.8. All such Shares, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate formerly representing any such Share will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.8. Any payment made pursuant to this Section 2.6(a) and Section 2.8 will be made net of applicable withholding taxes to the extent such withholding is required by Law. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration will be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.


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         (b) CANCELLATION OF TREASURY SHARES AND PARENT-OWNED SHARES. Each Share
held in the treasury of the Company and each Share owned by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent immediately before the Effective Time (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) will be automatically canceled and retired and will cease to exist and no payment or other consideration will be made with respect thereto.

         (c) COMMON STOCK OF PURCHASER. Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately before the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which, in accordance with this Agreement, will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.

         2.7. SURRENDER OF SHARES; STOCK TRANSFER BOOKS. (a) Prior to the Effective Time, Purchaser will designate a bank or trust company selected by it and reasonably acceptable to the Company to act as agent for the Shareholders in connection with the Merger (the "EXCHANGE AGENT") to receive the funds necessary to make the payments contemplated by Section 2.6. When and as needed, Parent will make available to the Exchange Agent for the benefit of Shareholders the aggregate consideration to which such holders will be entitled at the Effective Time pursuant to Section 2.6(a).

         (b) Each holder of a certificate or certificates representing any Shares canceled upon the Merger pursuant to Section 2.6(a) (the "CERTIFICATES") may thereafter surrender such Certificate or Certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such Certificate or Certificates on such holder's behalf for a period ending one year after the Effective Time. Parent agrees that promptly after the Effective Time it will cause the distribution to Shareholders of record as of the Effective Time of appropriate materials to facilitate such surrender. Upon the surrender of Certificates for cancellation, together with such materials, Parent will cause the Exchange Agent to pay the holder of such Certificates in exchange therefor cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificate. Until so surrendered, each such Certificate


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(other than certificates representing Shares to be canceled pursuant to Section
2.6(b)) will represent solely the right to receive the aggregate Merger Consideration relating thereto.

         (c) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate or instrument is registered, it will be a condition to such payment that the Certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such tax either has been paid or is not payable.

         (d) At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of Shares outstanding prior to the Effective Time or otherwise issuable pursuant to Rights on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they will be canceled and exchanged for the Merger Consideration as provided in Section 2.6(a). No interest will accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented outstanding Shares or Shares issuable upon exercise of Rights.

         (e) Promptly following the date that is six months after the Effective Time, the Exchange Agent will deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent's duties will terminate. Thereafter, each holder of a Certificate (other than Certificates representing Shares held by Parent, Purchaser, any other direct or indirect wholly owned subsidiary of Parent or in the treasury of the Company) may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration thereof the aggregate Merger Consideration relating thereto, without any interest or dividends thereon.

         (f) The Merger Consideration will be net to the holder of Shares in cash, subject to reduction only for any applicable


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federal back-up withholding or, as set forth in Section 2.7(c), stock transfer taxes payable by such holder.

         (g) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with Section 2.6; provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as the Surviving Corporation may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

         2.8. STOCK PLANS. (a) Without limiting the generality or effect of Sections 2.6 or 2.7 and notwithstanding the provisions hereof applicable to the Rights, the Company will use its reasonable best efforts (which include satisfying the requirements of Rule 16b-3(e) promulgated under Section 16 of the Exchange Act, without incurring any liability in connection therewith) to provide that, at the Effective Time, each holder of a then-outstanding option to purchase Shares under any of the Company's 1996 Stock Compensation Plan and 1997 Stock Compensation Plan (collectively, the "STOCK OPTION PLANS") (true and correct copies of which have been delivered or made available by the Company to Parent), whether or not then exercisable (the "OPTIONS"), will, in settlement thereof, receive from the Company for each Share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per Share exercise price of such Option to the extent such difference is a positive number (such amount being hereinafter referred to as, the "OPTION CONSIDERATION"); provided, however, that with respect to any Person subject to Section 16(a) of the Exchange Act, any such amount will be paid as soon as practicable after the first date payment can be made without liability to such Person under Section 16(b) of the Exchange Act and otherwise any such amount will be paid within five business days after the Effective Time. Notwithstanding anything herein stated, no Option Consideration will be paid with respect to any Option unless, at or prior to the time of such payment, such Option is canceled and the holder of such Option has executed and delivered a release of any and all rights the holder had or may have had in respect of such


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Option. The Company will cooperate with Parent in developing and taking any actions reasonably designed to minimize the exercise of Options by the holders thereof prior to the Offer Completion Date.

                  (b) Without limiting the generality or effect of Sections 2.6 or 2.7 and notwithstanding the provisions hereof applicable to Rights, prior to the Effective Time, the Company will use its reasonable best efforts to obtain all necessary consents or releases from holders of Options under the Stock Option Plans and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.8. Except as otherwise agreed to by the parties, (i) the Stock Option Plans will terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof will be canceled as of the Effective Time and (ii) the Company shall use its best efforts to assure that following the Effective Time no participant in the Stock Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and to terminate all such plans and any Options or other Rights thereunder.

                  (c) Notwithstanding the foregoing, if requested by Parent, the Company will use its reasonable best efforts to assure that following the date of this Agreement, no participant in the Employee Stock Purchase Plan of the Company will have any right to elect to participate or to make any contribution thereunder, and the Company will take all actions as may be available to it to cause such plan to be suspended in respect of equity securities of the Company or the Surviving Corporation other than as to Shares the payment for which was deducted from the employee's payroll at or prior to the date hereof.


               III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to each of Parent and Purchaser, except as set forth in the letter, dated the date hereof, from the Company to Parent initialed by those parties (the "COMPANY DISCLOSURE LETTER"), as follows:

         3.1. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. The Company is a corporation duly incorporated and validly existing


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under the laws of Indiana. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing could not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of the Company's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing could not reasonably be expected to have a Company Material Adverse Effect. The copies of the Company's articles of incorporation and bylaws previously made available to Parent are true and correct. As used in this Agreement, (a) the term "COMPANY MATERIAL ADVERSE EFFECT" means any change, effect, event or condition that has had or could reasonably be expected to (i) have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) prevent or materially delay the Company's ability to consummate the transactions contemplated hereby, and
(b) the term "SUBSIDIARY" when used with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls more than 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

         3.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENT. The Company has the requisite corporate power and authority to execute and deliver this Agreement, the Shareholders Agreement and all agreements and documents contemplated hereby and thereby to be executed and delivered by it. Subject only to the approval of this Agreement, the Merger and the transactions contemplated hereby by the holders of a majority of the outstanding Shares, this Agreement, the Shareholders Agreement, the Offer, the Merger and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement and the Shareholders Agreement constitute, and all agreements and documents contemplated hereby to be executed and delivered by the Company (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

         3.3. CAPITALIZATION. The authorized capital stock of the Company consists of 16,000,000 Shares and 3,000,000 shares of preferred stock. As of the close of business on the last business day immediately preceding the date hereof (the "MEASUREMENT DATE"), (a) 8,325,967 Shares were issued and outstanding, each of which was duly authorized, validly issued, fully paid and nonassessable, (b) no shares of preferred stock of the Company had been designated or issued, (c) 312,660 Shares were reserved for issuance pursuant to the Employee Stock Purchase Plan, (d) 1,113,333 Shares were reserved for issuance under the Stock Option Plans, (e) options to purchase 829,999 Shares in the aggregate had been granted under the Stock Option Plans as more particularly described in Section
3.3 of the Company Disclosure Letter (including the exercise prices thereof),
(f) an option to purchase 333,333 Shares had been granted pursuant to the option agreement described in Section 3.3 of the Company Disclosure Letter, and (g) no Shares were reserved for issuance pursuant to the Company Rights Agreement. Since the Measurement Date, no additional shares of capital stock of the Company have been issued and no other options, warrants or other rights to acquire shares of the Company's capital stock (collectively, the "RIGHTS TO ACQUIRE") have been granted. Except as described in the second preceding sentence, the Company has no outstanding bonds, debentures, notes or other securities or obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote on any matter on which any shareholder of the Company has a right to vote. All issued and outstanding Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities or other Rights to Acquire which obligate the Company or any of its Subsidiaries to issue, exchange, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries other than Shares issuable under the Stock Option Plans or awards granted pursuant thereto, the Employee Stock Purchase Plan and the Option referred to in clause (f) above. As of the Measurement Date, there were no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. As of the Measurement Date, there were no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its Subsidiaries. The Company has delivered to Parent a complete, true and correct copy of the Rights Agreement, dated as of May 7, 1998, as amended to date (the "COMPANY RIGHTS AGREEMENT"), relating to rights (the "COMPANY RIGHTS") to purchase Shares.

         3.4. SUBSIDIARIES. Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 1999 lists all of the Subsidiaries of the Company. The Company owns, directly or indirectly, all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries free and clear of all liens, pledges, security interests, claims or other encumbrances (collectively, "LIENS"). Each of the outstanding shares of capital stock (or such other ownership interests) of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. The following information for each Subsidiary of the Company has been previously provided to Parent, if applicable: (i) its jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock, share capital or other equity interests.

         3.5. OTHER INTERESTS. Except for interests in the Company's Subsidiaries, neither the Company nor any of the Company's Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any domestic or foreign corporation, partnership, joint venture, business, trust or entity, other than (a) non-controlling investments in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business and (b) other investments of less than $1.0 million in the aggregate.

         3.6. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement and the Shareholders Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the articles of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries, (ii) subject to making the filings and obtaining the approvals identified in Section 3.6(b), conflict with or violate any domestic or foreign statute, rule, regulation or other legal requirement ("LAW") or order, judgment or decree ("ORDER") applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) subject to making the filings, obtaining the approvals and effecting any other matters identified in Section 3.6 of the Company Disclosure Letter, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, events, losses, rights, payments, cancellations, encumbrances or other occurrences that, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect.

         (b) The execution and delivery of this Agreement and the Shareholders Agreement by the Company does not, and the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, including without limitation, any quasi-governmental, supranational, statutory, environmental entity and any stock exchange or court (each a "GOVERNMENTAL ENTITY"), except (i) for (A) applicable requirements, if any, of the Exchange Act, (B) the applicable pre-merger notification requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, if any, and the rules and regulations thereunder and any other required filings with or approvals of foreign competition Law authorities, and (C) the filing of articles of merger pursuant to the IBCL and (ii) where the failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         3.7. COMPLIANCE WITH LAWS. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (a) any Law or Order applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, in each case except for such conflicts, defaults or violations that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable Law or government regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         3.8. SEC DOCUMENTS. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since September 1, 1996 (collectively, the "COMPANY REPORTS"). As of their respective dates, the Company Reports and any such reports, forms and other documents filed by the Company with the SEC after the date of this Agreement (i) complied, or will comply, in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Exchange Act and the rules and regulations thereunder and (ii) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Company Report filed prior to the date of this Agreement which was superseded by a subsequent Company Report filed prior to the date of this Agreement. No Subsidiary of the Company is required to file any report, form or other document with the SEC.

         (b) Each of the financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date or, if applicable, the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which is material in kind or amount), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

         (c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of the Company or described or referred to in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of January 2, 1999, (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) since January 2, 1999, and (iii) liabilities or obligations which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         (d) Set forth in Section 3.8(d) of the Company Disclosure Letter is a listing of all of the Company's and its Subsidiaries' indebtedness for borrowed money outstanding as of the Measurement Date, setting forth in each case the principal amount thereof. No payment defaults have occurred and are continuing under the agreements and instruments governing the terms of such indebtedness.

         3.9. LITIGATION. Except as disclosed in Section 3.9 of the Company Disclosure Letter, there are no actions, suits or proceedings pending, publicly announced or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and there are no Orders of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries, that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

         3.10. ABSENCE OF CERTAIN CHANGES. Except as described in the Company Reports filed and publicly available prior to the date hereof (the "COMPANY FILED REPORTS") or disclosed in Section

3.10 of the Company Disclosure Letter, since January 2, 1999, there has not been
(a) any Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend of other distribution with respect to its capital stock,
(c) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for any shares of the Company's capital stock, (d) any granting by the Company or any of its Subsidiaries to any director, executive officer or other key employee of the Company of any increase in compensation, (e) any granting by the Company or any of its Subsidiaries to any such director, executive officer or key employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the Company Filed Reports or referred to in Section 3.10 of the Company Disclosure Letter, (f) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such director, executive officer or key employee, or (g) except insofar as may be required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company. For purposes of this Agreement, "key employee" means any employee whose current salary and targeted bonus exceeds $100,000 per annum.

         3.11. TAXES. (a) Except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company has timely filed with the appropriate governmental authorities all Tax Returns required to be filed by or with respect to the Company, (ii) all Taxes shown to be due on such Tax Returns, all Taxes required to be paid on an estimated or installment basis, and all Taxes required to be withheld with respect to the Company have been timely paid or, if applicable, withheld and paid to the appropriate taxing authority in the manner provided by Law, (iii) the reserve for Taxes set forth on the consolidated balance sheet of the Company and its Subsidiaries as of January 2, 1999 is adequate for the payment of all Taxes through the date thereof and no Taxes have been incurred after January 2, 1999 which were not incurred in the ordinary course of business, (iv) except as disclosed in Section 3.11 of the Company Disclosure Letter, no Federal, state, local or foreign audits, administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of the Company and there are no outstanding deficiencies or assessments asserted or proposed, and (v) there are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and the Company is not a party to any agreement providing for the allocation or sharing of Taxes.

         (b) The Company has not filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "CODE").

         (c) The Company is not and has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

         (d) No indebtedness of the Company is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

         (e) The Company has not been a member of an affiliated group filing consolidated or combined Tax Returns other than a federal income tax group the common parent of which is the Company.

         (f) For purposes of this Agreement, "TAXES" means all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments).

         (g) For purposes of this Agreement, "TAX RETURN" means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

         3.12. PROPERTY. (a) Section 3.12(a) of the Company Disclosure Letter contains a true and complete list of all (i) material patents and patent applications in the name of the

Company or any of its Subsidiaries, (ii) material trademark and service mark registrations and applications in the name of the Company or any of its Subsidiaries, (iii) copyright registrations and applications for works, (iv) Internet domain names used or held for use in connection with the business of the Company, and (v) all material licenses related to the foregoing.

         (b) Except as set forth in Section 3.12(b) of the Company Disclosure Letter, (i) the Company owns or, to the Knowledge of the Company, has the valid right to use all intellectual property used by it in connection with its business, including without limitation (A) trademarks and service marks (registered or unregistered) and trade names, and all goodwill associated therewith, (B) patents, patentable inventions, discoveries, improvements, ideas, know-how, processes and Computer Software, (C) trade secrets and the right to limit the use or disclosure thereof, (D) copyrights in all works, including software programs and mask works, (E) domain names, and (F) the intellectual property licensed from Dr. Dennis J. Hegyi (collectively "INTELLECTUAL PROPERTY"), except where the failure to own or have the valid right to use the Intellectual Property could not reasonably be expected to have a Company Material Adverse Effect, (ii) all grants, registrations and applications for Intellectual Property that are used in and are material to the conduct of the businesses of the Company as currently conducted (A) are valid, subsisting, in proper form and, to the Knowledge of the Company, have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and
(B) have not lapsed, expired or been abandoned, (iii) to the Knowledge of the Company, (A) there are no material conflicts with or infringements of any Intellectual Property by any third party, and (B) the conduct of the businesses of the Company as currently conducted does not materially conflict with or infringe any proprietary right of any third party, (iv) there is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company (A) alleging any such conflict or infringement with any third party's proprietary rights or (B) challenging the ownership, use, validity or enforceability of the Intellectual Property, except for claims, suits, actions, proceedings or challenges which could not reasonably be expected to have a Company Material Adverse Effect, (v) all consents, filings and authorizations by or with third parties necessary with respect to the consummation of the transactions contemplated hereby as they may affect the Intellectual Property have been obtained, except where the failure to have obtained such consents, filings or authorizations could not reasonably be expected to have a Company Material Adverse Effect, (vi) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to the Intellectual Property, except for breaches which could not reasonably be expected to have a Company Material Adverse Effect, and (vii) no former or present employees, officers or directors of the Company hold any right, title or interest directly or indirectly, in whole or in part, in or to any Intellectual Property. For purposes of this Agreement, the term "COMPUTER SOFTWARE" means (A) any and all computer programs and applications consisting of sets of statements and instructions to be used directly or indirectly in computer software or firmware whether in source code or object code form, (B) databases and compilations, including without limitation any and all data and collections of data, whether machine readable or otherwise, (C) all versions of the foregoing including, without limitation, all screen displays and designs thereof, and all component modules of source code or object code or natural language code therefor, and whether recorded on papers, magnetic media or other electronic or non-electronic device, (D) all descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, and (E) all documentation, including without limitation all technical and user manuals and training materials, relating to the foregoing.

         (c) Section 3.12(c) of the Company Disclosure Letter sets forth all of the real property owned in fee by the Company or any of its Subsidiaries (the "OWNED REAL PROPERTY"). The Company or one of its Subsidiaries has good and valid title to each parcel of Owned Real Property and to each other asset reflected in the latest balance sheet of the Company included in the Company Filed Reports (other than as disclosed in the Company Filed Reports, or any such other asset disposed of or consumed in the ordinary course of business or as specified in Section 3.12(c) of the Company Disclosure Letter) free and clear of all Liens except (i) those specified in Section 3.12(c) of the Company Disclosure Letter or reflected or reserved against in the latest balance sheet of the Company included in the Company Filed Reports, (ii) taxes and general and special assessments not in default and payable without penalty and interest or the validity of which are being contested in good faith by appropriate actions,
(iii) Liens that constitute a statutory landlord lien or a carrier, warehouseman, mechanic, supplier, materialman, repairman or similar Lien arising in the ordinary course of business, (iv) Liens granted in favor of the senior lenders to the Company or any of its Subsdiaries, (v) rights of third parties under leases of real property and tangible personal property,
(vi) all easements, covenants, ordinances, zoning regulations, restrictions and other encumbrances which do not destroy marketability of title, materially detract from the value or materially interfere with the present use of any Owned Real Property, and (vii) other Liens that individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect (collectively, "PERMITTED LIENS").

         (d) The Company has heretofore made available to Parent true, correct and complete copies of all leases, subleases and other agreements (the "REAL PROPERTY LEASES") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or facility (the "LEASED REAL PROPERTY"), including without limitation all modifications, amendments and supplements thereto. Except in each case where the failure could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company or one of its Subsidiaries has a valid leasehold interest in each parcel of Leased Real Property free and clear of all Liens except Permitted Liens and each Real Property Lease is in full force and effect, (ii) all rent and other sums and charges due and payable by the Company or its Subsidiaries as tenants thereunder are current in all material respects, (iii) no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary or, to the Knowledge of the Company, the landlord, exists under any Real Property Lease, and (iv) the Company or one of its Subsidiaries is in actual possession of each leased Real Property and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Real Property Lease.

         3.13. MILLENNIUM COMPLIANCE. (a) To the Knowledge of the Company and except as disclosed in the Company Filed Reports, achieving Millennium Compliance for all Technology could not reasonably be expected to have a Company Material Adverse Effect.

         (b) For purposes of this Agreement, "TECHNOLOGY" means all proprietary technology used in the business of the Company, including without limitation all Intellectual Property and Computer Software so used, but excluding all technology that is not located either at the Owned Real Property or Leased Real

Property or on equipment which is owned, leased or controlled by the Company.

         (c) For purposes of this Agreement, the Technology will be "MILLENNIUM COMPLIANT" if:

                  (i) The functions, calculations and other computing processes of the applicable Technology (collectively "PROCESSES"), perform in a consistent manner and correctly track and account for dates and passage of time, regardless of the date in time on which the Processes are actually performed and regardless of the date on which data were input into the product, whether before, on or after January 1, 2000 and whether or not the dates are affected by leap years;

                  (ii) The Technology accepts, calculates, compares, sorts, extracts, sequences and otherwise processes date inputs and date values, and returns and displays date values in a consistent manner and correctly tracks and accounts for dates and the passage of time, regardless of the dates used, whether before, on or after January 1, 2000;

                  (iii) The Technology functions without interruptions caused by the date in time on which the Processes are actually performed or by the date input to the system, whether before, on or after January 1, 2000;

                  (iv) The Technology accepts and responds to year input in a manner that resolves any ambiguities as to century in a defined and predetermined and appropriate manner; and

                  (v) The Technology stores and displays date information in ways that are unambiguous as to the determination of the century.

         3.14. CONTRACTS. (a) There have been made available to Parent true, correct and complete copies of all of the following contracts to which Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "MATERIAL CONTRACTS"): (i) contracts with any current officer or director of the Company or any of its Subsidiaries; (ii) contracts (A) for the sale of any of the material assets of the Company or any of its Subsidiaries, other than contracts entered into in the ordinary course of business or (B) for the grant to any person of any preferential rights to purchase any of its material assets;

(iii) contracts which restrict the Company or any of its Subsidiaries from competing in any line of business or with any person in any geographical area in any material manner or which restrict any other person from competing with the Company or any of its Subsidiaries in any line of business or in any geographical area in any material manner; (iv) indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and other contracts relating to the borrowing of money; and (v) all other agreements, contracts or instruments that are material to the Company and its Subsidiaries taken as a whole.

         (b) All of the Material Contracts are in full force and effect and are the legal, valid and binding obligations of the Company and/or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), except where the failure of such Material Contracts to be in full force and effect or to be legal, valid, binding or enforceable against the Company and/or its Subsidiaries has not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section
3.14 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in breach or default in any material respect under any Material Contract nor, to the Knowledge of the Company, is any other party to any Material Contract in breach or default thereunder in any material respect, except for such breaches or defaults that have not had and could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         3.15. ENVIRONMENTAL MATTERS. (a) Except as disclosed in the Company Filed Reports, as specified in Section 3.15 of the Company Disclosure Letter or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company: (i) neither the Company nor any of its current or former Subsidiaries has violated or is in violation of any Environmental Law; (ii) none of the currently or formerly Owned Real Property or Leased Real Property (including without limitation soils and surface and ground waters) are contaminated with any Hazardous Substance in levels or in quantities which require investigation or remediation under Environmental Laws; (iii) neither the Company nor any of its current or former Subsidiaries is liable for any off-site contamination;
(iv) neither the Company nor any of its current or former Subsidiaries has any liability or remediation obligation under any Environmental Law; (v) no assets of the Company or any of its current or former Subsidiaries are subject to pending or, to the Knowledge of the Company, threatened Liens under any Environmental Law; (vi) the Company and its Subsidiaries have all material Permits required under any Environmental Law ("ENVIRONMENTAL PERMITS"); (vii) the Company and its Subsidiaries are in compliance with their respective Environmental Permits in all material respects; and (viii) neither the Company nor any of its current or former Subsidiaries has received any claim, notice or request for information concerning any material violation or alleged violation of, or any liability or alleged liability under, any Environmental Law.

         (b) For purposes of this Agreement, the term (i) "ENVIRONMENTAL LAWS" means any national, federal, state or local (whether domestic or foreign) Law relating to: (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution of the environment or the protection of human health, and (ii) "HAZARDOUS SUBSTANCES" means: (A) those materials, pollutants and/or substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Toxic Substances Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas and any mixtures thereof; (D) radon; (E) any other contaminant; and (F) any materials, pollutants and/or substance with respect to which any Governmental Entity requires environmental investigation, monitoring, reporting or remediation.

         3.16 COMPANY BENEFIT PLANS; ERISA COMPLIANCE. (a) Except as disclosed in the Company Filed Reports or disclosed in Section 3.16(a) of the Company Disclosure Letter there are no United States bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, fringe benefit, retirement, vacation, disability, death benefit, hospitalization, medical, life, severance or other plan, agreement, arrangement, policies or understanding, or change of control agreement whether formal or informal, oral or written, legally binding or not providing benefits to any current or former employee, officer, director, shareholder, consultant or independent contractor of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is or was obligated to contribute (collectively, the "COMPANY BENEFIT PLANS") which will include each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") whether or not subject to ERISA. For purposes of this Agreement, the term "FOREIGN PLAN" will refer to each plan, agreement, arrangement or understanding that is subject to or governed by the Laws of any jurisdiction other than the United States, and which would have been treated as a Company Benefit Plan had it been a United States plan, agreement, arrangement or understanding. Section 3.16(a) of the Company Disclosure Letter contains a true and complete list of all agreements or plans providing for termination or severance pay to any employee of the Company.

         (b) Except as set forth on Section 3.16(b) of the Company Disclosure Letter, each Company Benefit Plan has been administered in accordance with its terms, all applicable Laws, including ERISA and the Code, except for any failures to administer any Company Benefit Plan that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and all Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, except for any failures to be in such compliance that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code is so qualified and each trust established in connection with any Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt. No fact or event has occurred which is reasonably likely to affect adversely the qualified status of any such Company Benefit Plan or the exempt status of any such trust, except for any occurrence that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all contributions to, and payments from, such Company Benefit

Plans that are required to be made in accordance with such Company Benefit Plans, ERISA or the Code have been timely made other than any failures that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan intended to meet the requirements of Section 501(c)(9) of the Code meets such requirements in all material respects and provides no disqualified benefits (as defined in Section 4976(b) of the Code).

         (c) The Internal Revenue Service (the "IRS") has issued favorable determination letters with respect to the qualification of each qualified Company Benefit Plan and related trust, and the IRS has not taken any action to revoke any such letter and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. The qualified Company Benefit Plans and trusts are set forth in Section 3.16(c) of the Company Disclosure Letter.

         (d) There are no leased employees within the meaning of Section 414(n) of the Code who perform services for the Company or any of its Subsidiaries.

         (e) No Company Benefit Plan is or at any time was (i) subject to Title IV of ERISA; (ii) subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (iii) a "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(13) of ERISA or Section 414(f) of the Code; or (iv) a "multiple employer plan" within the meaning of Section 413(c) of the Code.

         (f) No Company Benefit Plan provides medical benefits (whether or not insured) with respect to current or former employees or officers or directors after retirement or other termination of service.

         (g) Except for Company Benefit Plans set forth on Section 3.16(g) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event,
(i) entitle any current or former employee, officer or director of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director.

         (h) Except for Company Benefit Plans set forth on Section 3.16(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement (including this Agreement) that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, or accelerate or provide any other rights or benefits to any present or former employee of the Company or any of its Subsidiaries. No Company Benefit Plan provides for the reimbursement of excise taxes under Section 4999 of the Code or any income taxes under the Code.

         (i) With respect to each Company Benefit Plan, the Company has delivered or made available to Parent a true and complete copy of: (A) each writing constituting a part of such Company Benefit Plan, including, without limitation, all Company Benefit Plan documents, and trust agreements; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any;
(C) the most recent annual financial report, if any; (D) the most recent actuarial report, if any; and (E) the most recent determination letter from the IRS, if any. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Benefit Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plan.

         (j) Except as set forth on Section 3.16(j) of the Company Disclosure Letter, there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, or to the Company's knowledge, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any liability of the Company or any of its Subsidiaries to the United States Department of Treasury, the United States Department of Labor, any Company Benefit Plan or any participant in a Company Benefit Plan, other than any liability that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         (k) With respect to each a Foreign Plan: (A) all amounts required to be reserved under each book reserved Foreign Plan have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Foreign Plan is established; (B) each Foreign Plan required to be registered with a Governmental Entity has been registered, has been maintained in good standing with the appropriate Governmental Entities, and has been maintained and operated in accordance with its terms and applicable Law; and (C) the fair market value of the assets of each funded Foreign Plan that is a defined pension plan (or termination indemnity plan), and the liability of each insurer for each Foreign Plan that is a defined benefit pension plan (or termination indemnity plan) and is funded through insurance or the book reserve established for each Foreign Plan that is a defined benefit pension plan (or termination indemnity plan) that utilizes book reserves, together with any accrued contributions, is sufficient to procure or provide for the liability for accrued benefits with respect to those current and former employees of the Company and any of its Subsidiaries that participate in such Foreign Plan according to the reasonable actuarial or other applicable assumptions and valuations most recently used to determine employer contributions to or the funded status or book reserve of such Foreign Plans.

         (l) For purposes of this Section 3.16(l), the term "employee" will be considered to include individuals rendering personal services to the Company or any of its Subsidiaries as independent contractors.

         (m) With respect to each Company Benefit Plan, there have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that could reasonably be expected to result in any liability or excise tax under ERISA or the Code other than any liability or Tax that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         (n) All trusts providing funding for Company Benefit Plans that are intended to comply with Section 501(c)(9) of the Code are exempt from federal income taxation and, together with any other welfare benefit funds (as defined in Section 419(e)(1) of the Code) maintained in connection with any of the Company Benefit Plans, have been operated and administered in compliance with all applicable requirements such that neither the Company or any of its Subsidiaries, any Company Benefit Plan nor such trust or fund is subject to any taxes, penalties or other liabilities imposed as a consequence of failure to comply with such requirements other than any liability or Tax that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         (o) All contributions, transfers, and payments in respect of any Company Benefit Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code.

         (p) All (i) insurance premiums required to be paid with respect to,
(ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made by the Company to, any Company Benefit Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.

         (q) With respect to any insurance policy that provides funding for benefits under any Company Benefit Plan, to the Knowledge of the Company, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of the Company, no such proceedings with respect to any insurer are imminent.

         (r) The Financial Statements contain adequate accruals for (i) bonuses, sales commissions and vacation pay earned but not paid as of the date of this Agreement and (ii) incurred but unpaid claims under Company Benefit Plans not funded by insurance.

         (s) Except as disclosed in Section 3.16(s) of the Company Disclosure Letter, the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any Subsidiary of the Company under any contract, Company Benefit Plan, program, arrangement or understanding currently in effect.

         (t) Neither the Company nor any of the Company's affiliates has any liability with respect to any "employee benefit plans" (within the meaning of Section 3(3) of ERISA) previously maintained or contributed to by the Company, any of the Company's affiliates, any other trade or business which together with the Company is treated by ERISA or the Code as a single employer, or any predecessor of the Company, or to which the Company, any of the Company's affiliates, any such trade or business or any such predecessor previously had an obligation to contribute.

         3.17. STATE TAKEOVER STATUTES. The Company Board has approved the Offer, the Merger, this Agreement and the transactions contemplated hereby and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement, the Shareholders Agreement, the Subscription Agreements and the transactions contemplated hereby and thereby, the limitation on control share acquisitions and business combinations contained in Chapters 42 and 43 of the IBCL (or any similar provision). Neither Chapter 42 of the IBCL nor any other "fair price," "merger moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement, the Shareholders Agreement, the Subscription Agreements or any of the transactions contemplated hereby or thereby.

         3.18. VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the issued and outstanding Shares, voting as a single class, at the Company Shareholders Meeting to adopt this Agreement and approve the Merger ("COMPANY SHAREHOLDER APPROVAL") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and/or adopt this Agreement and the Shareholders Agreement and the transactions contemplated hereby and thereby and to approve the Merger.

         3.19. NO BROKERS. The Company has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company or Parent to pay any investment banker's or finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Company Financial Adviser as its financial advisor, the arrangements with which have been disclosed to Parent and Purchaser prior to the date hereof. Other than the foregoing arrangements, none of the executive officers of the Company is aware of any claim for payment of any investment banker's or finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The Company or, if the Effective Time occurs, the Surviving Corporation, will pay all amounts owed pursuant to the foregoing arrangements.

         3.20. OPINION OF COMPANY FINANCIAL ADVISER. The Company has received the opinion of Company Financial Adviser to the effect that, as of the date hereof, the consideration to be received by the Shareholders in the Offer and the Merger is fair to the Shareholders from a financial point of view.

         3.21. OFFER DOCUMENTS; PROXY STATEMENT. (a) The proxy statement to be sent to the Shareholders in connection with a meeting of the Shareholders to consider the Merger (the "COMPANY SHAREHOLDERS MEETING") or the information statement to be sent to the Shareholders, as appropriate (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "PROXY STATEMENT"), at the date mailed to the Shareholders and at the time of the Company Shareholders Meeting (i) will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the Schedule 14D-9 nor any of the information relating to the Company or its Affiliates provided by or on behalf of the Company specifically for inclusion in the
Schedule 14D-1 or the Offer Documents will, at the respective times the Schedule 14D-9, the Schedule 14D-1 and the other Offer Documents or any amendments or supplements thereto are filed with the SEC and are first published, sent or given to Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by the Company with respect to any Parent SEC Information.

         3.22.  THE COMPANY RIGHTS AGREEMENT.  The Company Rights
Agreement has been amended (the "COMPANY RIGHTS PLAN AMENDMENT") as set forth in
Section 3.22 of the Company Disclosure Letter to, among other things, (i) render the Company Rights Agreement inapplicable to the Offer, the Merger and the other transactions contemplated hereby and the Shareholders Agreement and (ii) ensure that (A) neither Parent nor any of its Subsidiaries nor any of its permitted assignees or transferees is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement and (B) a Distribution Date or Share Acquisition Date (in each case as defined in the Company Rights Agreement) does not occur by reason of the execution of this Agreement or the Shareholders Agreement, the commencement or completion of the Offer, the consummation of the Merger or the other transactions contemplated hereby or thereby.

           IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         Each of Parent and Purchaser represents and warrants to the Company as follows:

         4.1. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of Parent and Purchaser is a corporation duly incorporated, validly existing and in good standing (to the extent such a concept exists) under the laws of the jurisdiction of its incorporation or organization. Parent is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing could not reasonably be expected to have a Parent Material Adverse Effect. A "PARENT MATERIAL ADVERSE EFFECT" means any change, effect, event or condition that has had or could reasonably be expected to (i) have a material adverse effect on the business, results of operations or financial condition of Parent, Purchaser or Parent's Subsidiaries, taken as a whole, or (ii) prevent or materially delay Parent's or Purchaser's ability to consummate the transactions contemplated hereby. Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The copies of the articles of incorporation and bylaws or equivalent organizational documents of Parent and Purchaser previously made available to the Company are true and correct.

         4.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENT. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, the Shareholders Agreement and all agreements and documents contemplated hereby and thereby to be executed respectively by it. This Agreement, the Shareholders Agreement, the Offer, the Merger and the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of Parent and Purchaser and by Parent as sole shareholder of Purchaser, and no other corporate action on the part of Parent and Purchaser is necessary to authorize this Agreement, the Shareholders Agreement, the Offer and the Merger or to consummate the transactions contemplated hereby or thereby other than Parent

Shareholder Approval. For purposes of this Agreement, "PARENT SHAREHOLDER APPROVAL" means, to the extent required by applicable Law and the rules of the London Stock Exchange, the authorization and approval by a majority of the holders of ordinary shares of Parent of (a) this Agreement, the Shareholders Agreement, the Subscription Agreement and the transactions contemplated hereby and thereby, (b) the increase in the authorized share capital of Parent to the extent necessary to facilitate the transactions contemplated hereby and by the Subscription Agreements, and (c) the Directors of Parent to allot securities within the meaning of Section 80 of the Companies Act of 1985 of England and Wales, as amended, to the extent necessary to facilitate the transactions contemplated hereby and by the Subscription Agreements. This Agreement and the Shareholders Agreement constitute, and all agreements and documents contemplated hereby to be executed and delivered by Parent or Purchaser (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of Parent or Purchaser, as the case may be, enforceable respectively against them in accordance with their respective terms.

         4.3. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement and the Shareholders Agreement by Parent and Purchaser do not, and the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the articles of incorporation or bylaws of Parent or Purchaser, (ii) subject to making the filings and obtaining the approvals identified in Section 4.3(b), conflict with or violate any Law or Order applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) subject to making the filings, obtaining the approvals and effecting any other matters identified in Section 4.3(b), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any property or asset of Parent or any of its Subsidiaries is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, events, losses, rights, payments, cancellations, encumbrances or other occurrences that could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

         (b) The execution and delivery of this Agreement and the Shareholders Agreement by Parent and Purchaser do not, and the performance of this Agreement and the Shareholders Agreement and the consummation of the transactions contemplated hereby and thereby by either of them will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, (B) the applicable pre-merger notification requirements of the HSR Act, if any, and any other required filings with or approvals of foreign competition authorities, (C) obtaining Parent Shareholder Approval, and (D) the filing of articles of merger pursuant to the IBCL, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

         4.4. NO BROKERS. Except for arrangements with Kleinwort Benson Securities Limited, neither Parent nor Purchaser has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company to pay any investment banker's or finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Parent will pay all amounts owed to Kleinwort Benson Securities Limited, subject to Section 7.5(b).

         4.5. OFFER DOCUMENTS; PROXY STATEMENT. None of the information supplied by Parent, Purchaser, their respective officers, directors, representatives, agents or employees, for inclusion in the Proxy Statement, or in any amendments thereof or supplements thereto, will, on the date the Proxy Statement is first mailed to Shareholders or at the time of the Company Shareholders Meeting, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders

Meeting which has become false or misleading. Neither the Offer Documents nor any amendments thereof or supplements thereto will, at any time the Offer Documents or any such amendments or supplements are filed with the SEC or first published, sent or given to the Shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Purchaser do not make any representation or warranty with respect to any Company SEC Information.

         4.6. FINANCING. Parent and Purchaser have available funds and financing and underwriting commitments (the "COMMITMENTS") for funds which are, in the aggregate, sufficient for the purchase of the outstanding Shares pursuant to the Offer and the Merger and to perform their respective obligations under this Agreement (the funding of such amounts, the "FINANCING"). As of the date of this Agreement, such commitments have not been withdrawn and, to the Knowledge of Parent, there are no facts or circumstances existing as of the date of this Agreement that would result in any of the conditions to funding such commitments not being satisfied.


                                  V. COVENANTS

         5.1. CONDUCT OF BUSINESS. (a) CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement to the Effective Time, the Company will, and will cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Without limiting the generality or effect of the foregoing, except as expressly and specifically described in Section 5.1 of the Company Disclosure Letter or as expressly provided by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to, without the prior written consent of Parent:

                  (i) other than the Company's regular quarterly dividend of $0.02 per Share and dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of the Company to its parent, or by a Subsidiary that is partially owned by the Company or any of its Subsidiaries, provided that the Company or any such Subsidiary receives or is to receive its proportionate share thereof, (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) except for the issuance of Shares pursuant to the exercise of Options that are outstanding on the Measurement Date or pursuant to the Employee Stock Purchase Plan to the extent Shares have been paid for with payroll deductions at or prior to the date of this Agreement, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

                  (iii) amend its articles of incorporation, bylaws or other comparable organizational documents;

                  (iv) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or in any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

                  (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than (x) in the ordinary course of business consistent with past practice and (y) sales of assets which do not individually or in the aggregate exceed $200,000;

                  (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any Subsidiary of the Company or to officers and employees of the Company or any of its Subsidiaries for travel, business or relocation expenses in the ordinary course of business;

                  (vii) make any capital expenditure or capital expenditures other than capital expenditures set forth in the operating budget of the Company dated February 4, 1999 previously delivered to Parent, other than expenditures in the ordinary course of business consistent with past practice which individually or in the aggregate do not exceed $200,000;

                  (viii) make any change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles, or make or change any Tax election or settle or compromise any material Tax liability or refund;

                  (ix) except as required by Law or contemplated hereby, enter into, adopt or amend in any material respect or terminate any Stock Option Plan or any other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company pension plans, or change the manner in which contributions to any Company pension plans are made or the basis on which such contributions are determined;

                  (x) except as disclosed in Section 5.1 of the Company Disclosure Letter, hire or terminate the employment of any executive officer or key employee or increase the compensation of any director, executive officer or other key employee of the Company or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such Person;

                  (xi) enter into or amend in any material respect any Material Contract or enter into any contract or agreement, written or oral, with any Affiliate, associate or relative of Parent, or make any payment to or for the benefit of, directly or indirectly, any of the foregoing;

                  (xii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries; or

                  (xiii) authorize, or commit or agree to take, any of the foregoing actions.

         (b) OTHER ACTIONS. Except as required by Law, neither the Company, on the one hand, nor Parent or Purchaser, on the other hand, will, and will not permit any of their respective Subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party becoming untrue in any material respect, or (ii) any of the conditions set forth in Annex A or Article VI not being satisfied.

         (c) NOTICE OF CHANGES. Each of the Company and Parent will promptly advise the other party orally and in writing of (i) any representation or warranty made by it or, in the case of Parent, it or Purchaser contained in this Agreement becoming untrue or inaccurate in any material respect, (ii) the failure by it or, in the case of Parent, it or Purchaser to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or
(iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have, a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Annex A or Article VI to be satisfied; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         (d) COMPANY SHAREHOLDERS MEETING. (i) The Company will take all action necessary in accordance with applicable Law and its articles of incorporation and bylaws to convene a meeting of the Shareholders as promptly as practicable after the Offer Completion Date to consider and vote upon the approval and adoption of this Agreement and the Merger. The Company Board will recommend such approval and adoption and the Company will take all lawful action to solicit such approval, including without limitation timely mailing any Proxy Statement; provided, however, that such recommendation (but not such actions to convene the Company Shareholders Meeting) is subject to any action, including any withdrawal or change of its recommendation, taken by, or upon authority of, the Company Board, as the case may be, in the exercise of its good faith judgment based upon and in conformity with the written opinion of outside counsel (notice of which will be promptly given to Parent and Purchaser) that such action is required in order to satisfy the fiduciary duties of the members of the Company Board to the Shareholders imposed by Law. Without limiting the generality or effect, the Company's obligations pursuant to the first sentence of this Section 5.1(d) will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal.

         (ii) Notwithstanding Section 5.1(d)(i) hereof, in the event that Parent, Purchaser or any other Subsidiary of Parent acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto agree, at the request of Parent or Purchaser, to take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 23-1-40-4 of the IBCL without a meeting of Shareholders as soon as practicable after the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer.

         5.2. NO SOLICITATION. (a) The Company, its affiliates and their respective officers, directors, employees, representatives and agents will immediately cease any existing discussions or negotiations, if any, with any parties with respect to any Company Takeover Proposal. The Company will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including without limitation by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes or reasonably may give rise to any Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if, at any time prior to the date on which Purchaser purchases Shares in the Offer (the "OFFER COMPLETION DATE"), the Company Board determines in good faith, based upon and in conformity with the written opinion of outside counsel, that failure to do so would result in a breach of its fiduciary duties to the Shareholders under applicable Law, the Company may, in response to a Superior Proposal which was not solicited by it and did not otherwise result from a breach of any provision of this Agreement, (A) furnish information with respect to the Company and each of its Subsidiaries to any Person pursuant to a customary confidentiality agreement not more favorable to the recipient of such information than the Confidentiality Agreement and (B) participate in negotiations regarding such Superior Proposal. For purposes of this Agreement, "COMPANY TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its Subsidiaries or 20% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer for Shares for any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction that is intended or could prevent the completion of the transactions contemplated hereby and "SUPERIOR PROPOSAL" means a bona fide written Company Takeover Proposal that (x) involves the direct or indirect acquisition or purchase of 50% or more of the assets of the Company and its Subsidiaries or 50% or more of any class of equity securities of the Company or any of its Subsidiaries, (y) involves payment of consideration to the Company's Shareholders and other terms and conditions that, taken as a whole, are superior to the Offer and the Merger, and (z) is made by a Person reasonably capable of completing such Company Takeover Proposal, taking into account the legal, financial, regulatory and other aspects of such Company Takeover Proposal and the Person making such Company Takeover Proposal.

         (b) Except as expressly permitted by this Section 5.2(b), neither the Company Board nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal,(iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Company Takeover Proposal (each, a "COMPANY ACQUISITION AGREEMENT"), or (iv) release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party. Notwithstanding the foregoing, in the event that prior to the Offer Completion Date, the Company Board determines in good faith, after the Company has received a Superior Proposal and based upon and in conformity with the written opinion of outside counsel, that failure to do so would result in a breach of its fiduciary duties to the Shareholders under applicable Law, the Company Board may, subject to Section 7.5(b), withdraw or modify its approval or recommendation of the Offer, the Merger or this Agreement, approve or recommend a Superior Proposal or terminate this Agreement pursuant to Section 7.3(c), provided, however, that not less than five business days prior to such termination, the Company will notify Parent of its intention to terminate this Agreement pursuant to this Section 5.2(b) and Section 7.3(c) and will cause its financial and legal advisers to negotiate in good faith with Parent and Parent's financial and legal advisers during such five-day period to make such adjustments in the terms and conditions of this Agreement as are acceptable to Parent and would cause such Company Takeover Proposal not to be a Superior Proposal.

         (c) In addition to the obligations of the Company set forth in Sections 5.2(a) and (b), the Company will (i) immediately advise Parent orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the Person making such request or Company Takeover Proposal and
(ii) keep Parent informed of the status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal.

         (d) Nothing contained in this Section 5.2 will prohibit the Company from taking and disclosing to its Shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that neither the Company nor the Company Board nor any committee thereof may, except as expressly permitted by Section 5.2, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal.

         5.3. FILINGS, REASONABLE EFFORTS. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including without limitation, (i) obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making of all necessary registrations and filings (including filings with Governmental Entities) and taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining of all necessary consents, approvals or waivers from third parties, and (iii) execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 5.3 will limit or affect actions permitted to be taken pursuant to Section 5.2.

         (b) In connection with and without limiting the foregoing, the Company and Parent will, and Parent will cause Purchaser to, (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger or any of the other transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable thereto, take all action necessary to ensure that the Offer and the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation thereon.

         (c) Notwithstanding any other provision hereof, in no event will Parent be required to agree to any divestiture, hold-separate or other requirement in connection with this Agreement or any of the transactions contemplated thereby.

         5.4. INSPECTION OF RECORDS. (a) From the date hereof to the Effective Time, the Company will (i) allow all designated officers, attorneys, accountants and other representatives of

Parent reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the parties and their respective Subsidiaries, as the case may be and (ii) furnish to Parent and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request.

         (b) Subject to the requirements of applicable Law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, the parties will, and will instruct each of their respective Affiliates, associates, partners, employees, agents and advisors to, hold in confidence all such information as is confidential or proprietary, will use such information only in connection with the Offer and the Merger and, if this Agreement is terminated in accordance with its terms, will deliver promptly to the other (or destroy and certify to the other the destruction of) all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control.

         5.5. PUBLICITY. The initial press release in the United States relating to this Agreement will be a joint press release and thereafter the Company and Parent will, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

         5.6. PROXY STATEMENT. If required by applicable Law, Parent and the Company will cooperate and promptly prepare and Parent will file with the SEC as soon as practicable after the Offer Completion Date the Proxy Statement, and promptly thereafter will mail the Proxy Statement to the Shareholders. Any Proxy Statement will contain the recommendation of the Company Board that the Shareholders approve and adopt this Agreement and approve the Merger and the other transactions contemplated hereby. The Company agrees not to mail the Proxy Statement to the Shareholders until Parent confirms that the information provided by Parent and Purchaser continues to be accurate. If at any time prior to the Company Shareholders Meeting any event or circumstance relating to the Company or any of its Subsidiaries or Affiliates, or its or their respective officers or directors, should be discovered by the Company that is required to be set forth in a supplement to any Proxy Statement, the Company will promptly inform Parent and Purchaser to supplement such Proxy Statement and mail such supplement to the Shareholders.

         5.7. FURTHER ACTIONS. (a) Each party hereto will, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

         (b) If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Purchaser or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Purchaser or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Purchaser or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         5.8. INSURANCE; INDEMNITY. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors or officers of the Company or each of its Subsidiaries as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) will be assumed by the Surviving Corporation and the Surviving Corporation will be directly responsible for such indemnification, without further action, as of the Effective Time and will continue in full force and effect in accordance with their respective terms. In addition, from and after the Effective Time, directors and officers of the Company who become or remain directors or officers of the Surviving Corporation will be entitled to the same indemnity rights and protections (including those provided by directors' and officers' liability insurance) of the Surviving Corporation. Notwithstanding any other provision hereof, the provisions of this Section 5.8 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

         (b) The Surviving Corporation will maintain in effect for not less than six years after the Effective Time policies of directors' and officers' liability insurance equivalent in all material respects to those maintained by or on behalf of the Company and its Subsidiaries on the date hereof (and having at least the same coverage and containing terms and conditions which are no less advantageous to the Persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 200% of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, then the Surviving Corporation will provide the maximum coverage that is then available at an annual premium equal to 200% of such rate.

         5.9. EMPLOYEE BENEFITS MATTERS. (a) On and after the Effective Time, the Surviving Corporation will promptly pay or provide when due all compensation and benefits as provided pursuant to the terms of, and to honor in accordance with their current existing terms (except to the extent amended or terminated in accordance with such terms), all compensation arrangements, employment agreements and employee or director benefit plans, programs and policies in existence as of the date hereof for all employees (and former employees) and directors (and former directors) of the Company and its Subsidiaries.

         (b) The Surviving Corporation, for the period commencing at the Effective Time and ending on December 31, 1999, will provide employee benefits under plans, programs and arrangements which, in the aggregate, will provide benefits to the employees of the Surviving Corporation and its Subsidiaries (other than employees covered by a collective bargaining agreement) that are no less favorable in the aggregate than those provided pursuant to the plans, programs and arrangements (other than those related to the equity securities of the Company) of the Company and its

Subsidiaries in effect on the date hereof; PROVIDED, HOWEVER, that nothing herein will prevent the amendment or termination of any specific plan, program or arrangement except that the Company's severance plan/policy will not be amended to reduce the benefits thereunder with respect to terminations of employees occurring before December 31, 1999, require that the Surviving Corporation provide or permit investment in the securities of Parent, the Company or the Surviving Corporation or interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to comply with applicable Law.

         (c) Employees of the Surviving Corporation will be given credit for all service with the Company and its Subsidiaries, to the same extent as such service was credited for such purpose by the Company, under each employee benefit plan, program, or arrangement of Parent in which such employees are eligible to participate for all purposes, except for purposes of benefit accrual, under defined benefit pension plans, and, in all cases, except to the extent such credit would result in duplication of benefits. If employees of the Surviving Corporation and its Subsidiaries become eligible to participate in a medical, dental or health plan of Parent or its Subsidiaries, Parent will cause such plan to (i) waive any preexisting condition limitations for conditions covered under the applicable medical, health or dental plans of the Company and its Subsidiaries and (ii) honor any deductible and out of pocket expenses incurred by the employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation. Notwithstanding the foregoing, in no event will the employees be entitled to any credit for service, deductibles or out of pocket expenses to the extent that it would result in a duplication of benefits with respect to the same period of service, deductible or out of pocket expenses.

         (d) Nothing in this Section 5.9 will require the continued employment of any person.

         5.10. CONVEYANCE TAXES. The Company and Parent will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time and each party will pay any such tax or fee which becomes payable by it on or before the Effective Time.

         5.11. COMPANY RIGHTS AGREEMENT. The Company Board will take all further action (in addition to that referred to in Section 3.22) reasonably requested in writing by Parent (including redeeming the Company Rights immediately prior to the Effective Time or amending the Company Rights Agreement) in order to render the Company Rights inapplicable to the Offer and the Merger and the other transactions contemplated hereby to the extent provided herein and the Company Rights Plan Amendment. Except as provided above with respect to the Offer, the Merger and the other transactions contemplated hereby, in connection with actions permitted under Section 5.2(b), the Company Board will not (a) amend the Rights Agreement or (b) take any other action with respect to, or make any determination under, the Company Rights Agreement, including a redemption of the Company Rights or any action to facilitate a Company Takeover Proposal.

         5.12. PARENT SHAREHOLDERS' MEETING. Parent will use its reasonable best efforts to convene an extraordinary general meeting of its shareholders (the "PARENT SHAREHOLDERS MEETING") to be duly called and held as soon as reasonably practicable for the purpose of obtaining Parent Shareholder Approval. Subject to fiduciary obligations and requirements of applicable Law under the terms of this Agreement, the Board of Directors of the Parent will recommend to its shareholders each of the matters required for Parent Shareholder Approval and will use reasonable efforts to solicit such approval.

         5.13. VOTING OF SHARES. Parent will, and will cause Purchaser to, vote all Shares owned by Parent, Purchaser or any of their controlled affiliates in favor of the approval and adoption of this Agreement, the Offer, the Merger and any other transactions contemplated by this Agreement at the Company Shareholders Meeting.

         5.14. FINANCING. Parent will use its reasonable best efforts to obtain the Financing. In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Parent will use its reasonable best efforts to obtain alternative financing, provided, however, that reasonable best efforts will not be deemed to include acceptance of financial or other terms that Parent determines are not, taken as a whole, at least as favorable in all material respects to Parent as the terms contained in the Commitments.

                            VI. CONDITIONS PRECEDENT

         6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger will be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, the Shares pursuant to the Offer, provided, that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement;

         (b) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable Law by the holders of the issued and outstanding shares of capital stock of the Company; and

         (c) No Order or Law enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (collectively, "RESTRAINTS") preventing the consummation of the Merger shall be in effect.

         6.2. CONDITIONS TO OBLIGATION OF PARENT AND PURCHASER TO EFFECT THE MERGER. The obligation of Parent and Purchaser to effect the Merger will be subject to the fulfillment at or prior to the Closing Date (or such other date as may be specified below) of the additional condition that the Company shall have performed in all material respects its covenants contained in this Agreement required to be performed on or prior to the Closing Date.


                                VII. TERMINATION

         7.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Effective Time, whether or not Company Shareholder Approval or Parent Shareholder Approval has been obtained, by the mutual consent of Parent and the
Company.

         7.2. TERMINATION BY EITHER PARENT OR COMPANY. This Agreement may be terminated by action of the Board of Directors of either Parent or the Company, whether or not Company

Shareholder Approval or Parent Shareholder Approval has been obtained, if (a) the Offer shall not have been consummated by June 30, 1999 (the "OUTSIDE DATE"); provided, however, that no party may terminate this Agreement pursuant to this
Section 7.2(a) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Offer Completion Date shall not have occurred on or before said date, (b) any Governmental Entity shall have issued a Restraint or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement and such Restraint or other action shall have become final and nonappealable, or (c) the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder by Purchaser as a result of the failure of any of the Offer Conditions to be satisfied prior to the Expiration Date or any extension thereof, provided that any termination described in this Section 7.2 (a) or (c) will not be effective unless and until the Company shall have paid to Purchaser the fees and expenses described in Section 7.5(b).

         7.3. TERMINATION BY COMPANY. This Agreement may be terminated at any time prior to the Offer Completion Date, whether or not Parent Shareholder Approval has been obtained, by action of the Board of Directors of the Company, if (a) there has been a material breach by Parent or Purchaser of any representation or warranty contained in this Agreement which is not curable or, if curable, is not cured by the Outside Date and such breach had or could reasonably be likely to have a Parent Material Adverse Effect, (b) there has been a material breach of any of the covenants set forth in this Agreement on the part of Parent or Purchaser, which breach is not curable or, if curable, is not cured within 15 calendar days after written notice of such breach is given by the Company to Parent, or (c) in accordance with Section 5.2(b), provided that any termination described in this Section 7.3(c) will not be effective unless and until the Company pays to Purchaser the fees and expenses described in Section 7.5(b).

         7.4. TERMINATION BY PARENT. This Agreement may be terminated at any time prior to the Offer Completion Date, whether or not Parent Shareholder Approval has been obtained, by Parent, if (a) there has been a material breach by the Company of any representation or warranty contained in this Agreement which is not curable or, if curable, is not cured by the Outside Date and such breach had or could reasonably be likely to have a

Company Material Adverse Effect, (b) there has been a material breach of any of the covenants set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 15 calendar days after written notice of such breach is given by Parent to the Company,
(c) the Board of Directors of the Company shall have (i) withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of this Agreement, the Offer or the Merger or failed to reconfirm its approval or recommendation within five business days after a written request to do so, (ii) approved or recommended, or proposed publicly to approve or recommend, a third-party Company Takeover Proposal to the Shareholders, (iii) caused the Company to take any action referred to in
Section 5.2 that would have constituted a breach thereof but for the exceptions thereunder, including without limitation authorizing the Company to enter into a Company Acquisition Agreement, (iv) approved the breach of the Company's obligation under Section 5.2, or (v) resolved to take any of the foregoing actions, (d) any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser or any of their respective Subsidiaries or Affiliates shall have become the beneficial owner of more than 25% of the outstanding Shares (either on a primary or fully diluted basis), or (e) Parent Shareholder Approval shall not have been obtained at the Parent Shareholders Meeting, provided that any termination described in this Section 7.4 (a), (b), (c) or (d) will not be effective unless and until the Company shall have paid to Purchaser the fees and expenses described in Section 7.5(b).

         7.5. EFFECT OF TERMINATION AND ABANDONMENT; TERMINATION FEE. (a) In the event of termination of this Agreement pursuant to this Article VII, all obligations of the parties hereto will terminate, except the obligations of the parties pursuant to this Section 7.5, the last sentence of Section 1.3, Sections 5.4(b), 8.4 and 8.14. Notwithstanding the foregoing or any other provision of this Agreement, in the event of termination of this Agreement, nothing herein will prejudice the ability of the non-breaching party to seek damages from any other party for any prior deliberate or willful breach of this Agreement, including without limitation attorneys' fees and the right to pursue any remedy at law or in equity with respect thereto.

         (b)(i) The Company will pay to Purchaser an amount equal to $2.0 million (the "TERMINATION FEE") in any of the following circumstances:

                           (A) This Agreement is terminated at such time that this Agreement is terminable pursuant to Sections 7.3(c) or 7.4(c); or

                           (B) This Agreement is terminated by either Parent or the Company pursuant to Section 7.2(a) or 7.2(c) and at the time of such termination each of the following is true:

                                    (1)  the Minimum Condition shall not have
                  been satisfied; and

                                    (2) the Company shall not have the right to
                  terminate this Agreement pursuant to Section 7.3(a) or 7.3(b); and

                                    (3)  the Listing Condition (as defined in
                  Annex A) and the Shareholder Approval Condition (as defined in Annex A) shall have been satisfied; or

                           (C) This Agreement is terminated by Parent pursuant to Sections 7.4(a), 7.4(b) or 7.4(d), and each of the following occurs:

                                    (1) prior to such termination, a Company
                  Takeover Proposal is (x) publicly disclosed or has been made directly to Shareholders generally or (y) any Person (including without limitation the Company or any of its Subsidiaries) publicly announces an intention (whether or not conditional) to make such a Company Takeover Proposal; and

                                    (2) prior to the termination of this
                  Agreement or within 12 months after the termination of this Agreement, the Company or a Subsidiary thereof enters into a Company Acquisition Agreement or closes a Company Takeover Proposal.

         (ii) If this Agreement is terminated in circumstances where a Termination Fee is then payable, then in any such case the Company will promptly, but in no event later than two business days after submission of a request therefor, pay to Parent an amount equal to Parent's documented Expenses, provided, however, that in no event will the total of the Expenses paid by the Company pursuant to this Section 7.5(b) plus any Termination Fee paid by the Company pursuant to this Secton 7.5(b), exceed $7 million.

         (iii) If a Termination Fee is payable pursuant to Section 7.5(b)(i)(C), then the Company will pay the Termination Fee and Expenses to Parent upon the signing of a Company Acquisition Agreement or, if no Company Acquisition Agreement is signed, then at the closing (and as a condition to the closing) of a Company Takeover Proposal. Notwithstanding any other provision hereof, (A) in no event may the Company enter into a Company Acquisition Agreement unless, prior thereto, the Company has paid any amount due under Section 7.5(b) or which will become due under Section 7.5(b), (B) the Company may not terminate this Agreement under Sections 5.2(b) or 7.3(c) unless prior thereto it has paid all amounts due under Section 7.5(b) to Parent, (C) all amounts due in the event that this Agreement is terminated under Section 7.3(c) or 7.4(c) and in circumstances in which the Company has not entered into a Company Acquisition Agreement will be payable promptly, but in no event more than two business days after request therefor is made, and (D) all amounts due under this Section 7.5(b) will be paid on the date due in immediately available funds wire transferred to the account designated by the Person entitled to such payment.

         (iv) This Section 7.5(b) will survive any termination of this Agreement. For purposes of this Agreement, the term "EXPENSES" means all out-of-pocket fees, costs and other expenses incurred or assumed by Parent or Purchaser or any of their Affiliates or incurred on their behalf in connection with this Agreement or any of the transactions contemplated hereby, including but not limited to in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Offer, the Merger and the other transactions contemplated hereby, or any commitments or agreements relating to such financing, including, without limitation, fees, expenses and selling and underwriting commissions or other amounts payable to any banks, investment banking firms, underwriters, other financial institutions and other Persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the Offer, the Merger and any other transactions contemplated hereby or structuring, negotiating or advising with respect to such transactions or financing, and all fees and expenses of counsel, accountants, experts and computer, environmental, actuarial, insurance and other consultants to Parent or Purchaser.

         (v) The Company acknowledges that the agreements contained in this
Section 7.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Purchaser would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 7.5, and, in order to obtain such payment, Parent or Purchaser commences a suit which results in a judgment against the Company for any amounts set forth in this Section 7.5(b), the Company will pay to Parent and Purchaser their costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                            VIII. GENERAL PROVISIONS

         8.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will terminate at the Effective Time or the termination of this Agreement pursuant to Article VII, as the case may be, except that the covenants set forth in Article II and Sections 5.3, 5.8,
5.9 and 5.10 will survive the Effective Time indefinitely or, if applicable, for the period therein specified and those set forth in the last sentence of Section
1.3 and in Sections 5.4(b), 7.5 and 8.14 will survive termination indefinitely or, if applicable, for the period therein specified.

         8.2. NOTICES. Any notice or other communication required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:


                            If to Parent or Purchaser:

                            First Technology PLC
                            2 Cheapside Court
                            Buckhurst Road
                            Ascot
                            Berkshire SL5 7RF
                            United Kingdom
                            Attn: Dr. Fred Westlake
                            Fax No.: 44-1344-622-773

                            With copies to:

                            Jones, Day, Reavis & Pogue
                            599 Lexington Avenue
                            New York, New York  10022
                            Attn:  Jere R. Thomson, Esq.
                            Fax No.:  212-755-7306

                            If to the Company:

                            Control Devices, Inc.
                            228 Northeast Road
                            Standish, Maine  04084
                            Attn: Bruce D. Atkinson
                            Fax No.: 207-642-0111

                            With copies to:

                            Sommer & Barnard
                            4000 Bank One Tower
                            111 Monument Circle
                            Indianapolis, Indiana  46204
                            Attn: James A. Strain, Esq.
                            Fax No.:  317-236-9802


or to such other address as any party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         8.3. ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Section 5.8, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         8.4. ENTIRE AGREEMENT. This Agreement, Annex A, Exhibit A, the Company Disclosure Letter and any documents delivered by the parties in connection herewith, together with the Confidentiality and Standstill Agreement, effective as of June 1, 1998, between Parent and the Company (the "CONFIDENTIALITY AGREEMENT") which will survive the execution and delivery of this Agreement, and the Shareholders Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement will be binding upon any party hereto unless made in writing and signed by all parties hereto. Notwithstanding the foregoing, the first paragraph of Section 3 of the Confidentiality Agreement is hereby amended so as to permit Parent, Purchaser or any of its respective Affiliates or Representatives (as defined therein) to (a) effect any transaction permitted or contemplated by this Agreement or the Shareholders Agreement and
(b) take any action otherwise prohibited by the first paragraph of Section 3 of the Confidentiality Agreement (i) in the event that another Person publicly announces a Company Takeover Proposal and (ii) after the Offer Completion Date. Except as provided in the preceding sentence, no provision of this Agreement, including without limitation Sections 1.3 and 5.4(b), will be deemed to limit the parties' obligations under the Confidentiality Agreement.

         8.5. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the Shareholders but after any such Shareholder approval, no amendment will be made which by Law requires the further approval of the Shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.6. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Indiana without regard to its conflict of laws principles.

         8.7. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         8.8. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

         8.9. CERTAIN DEFINITIONS/INTERPRETATIONS. (a) For purposes of this Agreement:

                  (i) An "AFFILIATE" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

                  (ii) "KNOWLEDGE" of any Person which is not an individual means the knowledge of any of such Person's executive officers after reasonable inquiry (in the case of the Company, such executive officers being Bruce D. Atkinson and Jeffrey Wood); and

                  (iii) "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

         (b) When a reference is made in this Agreement to an Article, Section or Annex, such reference will be to an Article or Section of, or an Annex to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

         8.10. WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. Subject to Section 1.4(b), at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         8.11. INCORPORATION OF ANNEX A. Annex A attached hereto is hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         8.12. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

         8.13. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.14. EXPENSES. Except as set forth in Section 7.5, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Parent and the Company will bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of the Proxy Statement, the Schedule 14D-9, the Schedule 14D-1 and the other Offer Documents (including SEC filing fees) and (ii) the filings of the premerger notification and report forms under the HSR Act (including filing fees).

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                CONTROL DEVICES, INC.



                                By: /s/ Bruce D. Atkinson
                                    -----------------------------------
                                   Name: Bruce D. Atkinson
                                        -------------------------------
                                   Title: President and Chief Executive
                                         ------------------------------
                                          Officer


                                FIRST TECHNOLOGY PLC



                                By: /s/ Dr. Frederick Westlake
                                    -----------------------------------
                                   Name: Dr. Frederick Westlake
                                        -------------------------------
                                   Title: Chairman
                                         ------------------------------


                                 FIRST TECHNOLOGY ACQUISITION CORP.



                                By: /s/ Dr. Frederick Westlake
                                    -----------------------------------
                                   Name: Dr. Frederick Westlake
                                        -------------------------------
                                   Title: Chairman
                                         ------------------------------

                      CONDITIONS TO COMPLETION OF THE OFFER

         Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares, and (subject to any such rules or regulations) may postpone the acceptance for payment or payment for any Shares tendered, and, subject to the terms of the Agreement, may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for pursuant to the Offer) (i) unless the following conditions have been satisfied: (a) there have been validly tendered and not withdrawn prior to the Expiration Date a number of Shares which represent at least a majority of the total voting power of the outstanding securities of the Company entitled to vote in the election of directors or in a merger ("VOTING SECURITIES"), calculated on a fully diluted basis, on the date of purchase (the "MINIMUM CONDITION") ("ON A FULLY DILUTED BASIS" having the following meaning; as of any date, the number of Shares outstanding, together with the number of Shares the Company is then required to issue pursuant to obligations outstanding at that date under employee stock option or other benefit plans or otherwise),
(b) any waiting periods applicable to the Offer or the Merger under the HSR Act shall have expired or been terminated prior to the expiration of the Offer, and
(c) the admission of the convertible unsecured loan stock to be issued by Filly Funding Plc, a wholly owned subsidiary of Parent, as necessary to facilitate the transactions contemplated by this Agreement to the Official List of the London Stock Exchange shall have become effective in accordance with the Rules of the London Stock Exchange, provided Parent shall have used its best efforts to obtain such effectiveness (such condition, the "LISTING CONDITION"), or (ii) if at any time on or after the date of this Agreement and before the Expiration Date (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following shall have occurred:

                  (A) any governmental entity or authority or any court shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (1) restricts, prevents or prohibits consummation of the transactions contemplated by any of this Agreement, including the Offer or the Merger, (2) prohibits, limits or otherwise adversely affects the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business or assets of the Company and its Subsidiaries or compels the Company, Parent or any of their Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company and its Subsidiaries, or (3) imposes limitations on the ability of Parent, Purchaser or any other Subsidiary of Parent to exercise effectively full rights of ownership of any Shares, including without limitation the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Shareholders, including without limitation the approval and adoption of the Agreement and the transactions contemplated thereby;

                  (B) there shall be instituted or pending any action or proceeding before any United States or foreign court or governmental entity or authority by any United States or foreign governmental entity or authority seeking any order, decree or injunction having any effect set forth in paragraph (A) above;

                  (C) the representations and warranties of the Company contained in this Agreement shall not be true and correct as of the Expiration Date (as the same may be extended from time to time) as though made anew on and as of such date (except for representations and warranties made as of a specified date, which shall not be true and correct as of the specified date), except for any breach or breaches of any representations or warranties in Sections 3.4 through 3.16 and Section 3.19 of this Agreement which, in the aggregate, could not be reasonably expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform any of its obligations under this Agreement;

                  (D) the Company shall not have performed or complied in all material respects with its covenants under this Agreement to which it is a party and such failure continues until the later of (1) 15 calendar days after actual receipt by it of written notice from Parent setting forth in detail the nature of such failure or (2) the Expiration Date;

                  (E) there shall have occurred any material adverse change, or any development that is reasonably likely to result in a material adverse change, in the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole;

                  (F) the Merger Agreement shall have been terminated in accordance with its terms;

                  (G) the Company Board shall have (1) withdrawn or materially modified or changed its recommendation of the Offer, the Merger or this Agreement (including by amendment of Schedule 14D-9) in a manner adverse to Purchaser or Parent, (2) taken a position inconsistent with, its recommendation of the Offer, the Merger or any of this Agreement,
         (3) approved, endorsed or recommended any Company Takeover Proposal,
         (4) taken any action referred to in Section 5.2 of this Agreement that is prohibited thereby or would be so prohibited but for the exceptions thereto, or (5) resolved or publicly disclosed any intention to do any of the foregoing;

                  (H) there shall have occurred (1) any general suspension of, or limitation on prices for, trading in securities on the NYSE, (2) a decline of at least 10% in either the Dow Jones Average of Industrial Stocks, the Standard & Poor's 500 Index or the Financial Times-Stock Exchange all shares index from the date of the Agreement, (3) the declaration of a banking moratorium or any limitation or suspension of payments in respect of the extension of credit by banks or other lending institutions in the United States,(4) any commencement of war, armed hostilities or other international or national calamity directly involving the United States or having a significant adverse effect on the functionality of financial markets in the United States, or (5) in the case of any of the foregoing, existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

                  (I) Parent Shareholder Approval shall not have been obtained at the Parent Shareholder Meeting (the "SHAREHOLDER APPROVAL CONDITION"); or

                  (J) it shall have been publicly disclosed or Parent shall have otherwise learned that (1) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member or any affiliates controlled by it or which is referred to in clause (2) below, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 21% of the outstanding Shares, (2) any such Person or group which has filed a Schedule 13D or 13G prior to the date of the Merger Agreement disclosing beneficial ownership of 10% or more of the outstanding Shares shall have acquired beneficial ownership of 21% or more of the outstanding Shares, or (3) any Person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation or other business combination with the Company.

         The foregoing conditions are for the sole benefit of Purchaser and its affiliates and may be asserted by Purchaser, or Parent on behalf of Purchaser, regardless of the circumstances (including without limitation any action or inaction by Purchaser or any of its affiliates other than a material breach by Purchaser or Parent of this Agreement) giving rise to any such condition or may be waived by Purchaser, in whole or in part, from time to time in its sole discretion, except as otherwise provided in this Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right and may be asserted at any time and from time to time. Any good faith determination by Purchaser concerning any of the events described herein will be final and binding.

                             TABLE OF DEFINED TERMS
                                                                  PAGE


Acquisition ....................................................   1
Affiliate ......................................................  52
Agreement ......................................................   1
Board Percentage ...............................................   6
Certificates ...................................................   9
Closing ........................................................   7
Closing Date ...................................................   7
Code  ..........................................................  18
Commitments ....................................................  33
Company ........................................................   1
Company Acquisition Agreement ..................................  39
Company Benefit Plans ..........................................  25
Company Board ..................................................   1
Company Disclosure Letter ......................................  12
Company Filed Reports...........................................  17
Company Material Adverse Effect ................................  12
Company Reports ................................................  16
Company Rights Agreement .......................................  14
Company Rights Plan Amendment ..................................  30
Company SEC Information ........................................   3
Company Shareholder Approval ...................................  29
Company Shareholders Meeting ...................................  30
Company Takeover Proposal ......................................  38
Computer Software ..............................................  20
Confidentiality Agreement ......................................  51
Continuing Directors ...........................................   6
Dresdner Bank ..................................................  49
Effective Time .............. ..................................   7
Environmental Laws .............................................  24
Environmental Permits ..........................................  24
ERISA ..........................................................  25
Exchange Act ...................................................   2
Exchange Agent ..............,,.................................   9
Expenses .......................................................  49
Expiration Date ................................................   2
Financing ......................................................  34
Foreign Plan ...................................................  25
Governmental Entity ............................................  15
Hazardous Substances ...........................................  24
IBCL ...........................................................   1
Intellectual Property ..........................................  19
IRS ............................................................  26
Knowledge ......................................................  52
Law ............................................................  15
Leased Real Property ...........................................  21
Liens ..........................................................  14
Listing Condition ..............................................  56
Material Contracts .............................................  23
Measurement Date ...............................................  13
Merger .........................................................   1
Merger Consideration ...........................................   8
Millennium Compliant ...........................................  22
Minimum Condition ..............................................  56
Offer ..........................................................   1
Offer Completion Date ..........................................  38
Offer Conditions ...............................................   2
Offer Documents ................................................   3
on a fully diluted basis .......................................  56
Option Consideration ...........................................  11
Options ........................................................  11
Order ..........................................................  15
Outside Date ...................................................  46
Owned Real Property ............................................  21
Parent .........................................................   1
Parent Material Adverse Effect .................................  31
Parent SEC Information .........................................   5
Parent Shareholder Approval ....................................  31
Parent's Designees .............................................   5
Per Share Amount ...............................................   1
Permitted Liens ................................................  21
Person .........................................................  52
Processes ......................................................  22
Proxy Statement ................................................  30
Purchaser ......................................................   1
Real Property Leases ...........................................  21
Restraints .....................................................  45
Rights .........................................................   8
Rights to Acquire ..............................................  13
Schedule 14D-1 .................................................   3
Schedule 14D-9 .................................................   4
SEC ............................................................   3
Securities Act .................................................  16
Shareholder Approval Condition .................................  58
Shareholders ...................................................   1
Shareholders Agreement .........................................   2
Shareholders Meeting ...........................................  44
Shares .........................................................   1
Stock Option Plans .............................................  11
Subscription Agreements ........................................   2
Subsidiary .....................................................  13
Superior Proposal ..............................................  38
Surviving Corporation ..........................................   7
Tax Return .....................................................  19
Taxes ..........................................................  19
Technology .....................................................  22
Termination Fee ................................................  47
Voting Securities ..............................................  56
